EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Third Quarter 2018 Results and Provides Business and Guidance Update
Raises 2018 Guidance and Provides 2019 Guidance
Raises Run Rate Production and Financial Guidance
Announces 24-Year LNG Sale and Purchase Agreement with PGNiG
Achieves First LNG Production From Train 5 of SPL Project
Signs EPC Contract with Bechtel for Train 6 of SPL Project and Issues Limited Notice to Proceed
Summary of Third Quarter 2018 Results (in millions, except LNG data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
Revenues	$1,819	$1,403	30%	$5,604	$3,855	45%
Net income (loss)[1]	$65	$(289)		$404	$(520)
Consolidated Adjusted EBITDA[2]	$569	$442	29%	$2,007	$1,297	55%
LNG exported:
Number of cargoes	65	44	48%	193	135	43%
Volumes (TBtu)	228	160	43%	691	482	43%
LNG volumes loaded (TBtu)	228	162	41%	691	483	43%

Summary Guidance (in billions, except LNG data)
2018 Full Year Guidance

	2018
Consolidated Adjusted EBITDA[2]	$2.45	-	$2.55
Distributable Cash Flow[2]	$0.5	-	$0.6
2019 Full Year Guidance

	2019
Consolidated Adjusted EBITDA[2]	$2.9	-	$3.2
Distributable Cash Flow[2]	$0.6	-	$0.8
Run Rate Guidance

	Run Rate[3]
Consolidated Adjusted EBITDA[2]	$4.4	-	$4.9
Distributable Cash Flow[2]	$2.1	-	$2.6
Adjusted Nominal Production Capacity per Train[4] (mtpa)	4.4	-	4.9

___________________________
1 Net income (loss) as used herein refers to Net income (loss) attributable to common stockholders on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.
3 Run rate start date assumed to be first full year of operations for Trains 1-5 at the SPL Project and Trains 1-3 at the CCL Project.
4 Includes expected impacts of planned maintenance, production reliability, potential overdesign, and debottlenecking opportunities.

Recent Highlights
Strategic

•
In November 2018, we entered into a 24-year LNG Sale and Purchase Agreement (“SPA”) with Polish state-owned oil and gas company Polskie Gornictwo Naftowe i Gazownictwo S.A. (“PGNiG”) for the sale of approximately 1.45 million tonnes per annum (“mtpa”) of LNG on a delivered ex-ship basis. Deliveries will commence in 2019, with the full annual quantity commencing in 2023. The purchase price for LNG is indexed to the monthly Henry Hub price, plus a fee.

•
In November 2018, Sabine Pass Liquefaction, LLC (“SPL”) entered into an Engineering, Procurement, and Construction (“EPC”) contract with Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) for Train 6 of the SPL Project (defined below). SPL also issued limited notice to proceed to Bechtel to commence early engineering, procurement, and site works.

•	In September 2018, we entered into a 15-year LNG SPA with Vitol Inc. (“Vitol”) for the sale of approximately 0.7 mtpa of LNG beginning in 2018.

•	In August 2018, we entered into a 25-year LNG SPA with CPC Corporation, Taiwan (“CPC”) for the sale of approximately 2 mtpa of LNG beginning in 2021.
Operational

•
As of October 31, 2018, more than 215 cargoes have been produced, loaded, and exported from the SPL Project year to date. To date, more than 475 cumulative LNG cargoes have been exported from the SPL Project, with deliveries to 29 countries and regions worldwide.

•
In August 2018, feed gas was introduced to Train 1 of the CCL Project (defined below) as part of the commissioning process. In September 2018, feed gas was introduced to Train 5 of the SPL Project as part of the commissioning process, and first LNG production from Train 5 occurred in October 2018.

Financial

•	For the nine months ended September 30, 2018, we achieved Consolidated Adjusted EBITDA of over $2.0 billion and Distributable Cash Flow of approximately $470 million.

•
In September 2018, we closed the previously announced merger of Cheniere Energy Partners LP Holdings, LLC (“Cheniere Partners Holdings”) with our wholly owned subsidiary. As a result of the merger, all of the publicly-held shares of Cheniere Partners Holdings not owned by us were canceled and shareholders received 0.4750 shares of our common stock for each publicly-held share of Cheniere Partners Holdings.

•
In September 2018, Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) issued an aggregate principal amount of $1.1 billion of 5.625% Senior Notes due 2026 (the “2026 CQP Senior Notes”). Net proceeds of the offering, after deducting commissions, fees and expenses, were used to prepay all of the outstanding indebtedness under Cheniere Partners’ credit facilities (the “CQP Credit Facilities”). After applying the proceeds from this offering, only a $115 million revolving credit facility remains as part of the CQP Credit Facilities, and both the 2026 CQP Senior Notes and Cheniere Partners’ outstanding $1.5 billion of 5.250% Senior Notes due 2025 became unsecured.

Liquefaction Projects Update

	SPL Project		CCL Project
Liquefaction Train	Train 5	Train 6	Train 1	Train 2	Train 3
Project Status	Commissioning	Permitted	Commissioning	Under Construction	Under Construction
Project Completion Percentage(1)	98.5%	—	Stage 1 - 93.9%		36.3%(2)
Expected Substantial Completion	1Q 2019	—	1Q 2019	2H 2019	2H 2021
Note: Projects update excludes Trains in operation

(1) Project completion percentages as of September 30, 2018
(2) Engineering 79.2% complete, procurement 57.3% complete, and construction 5.9% complete

Houston, Texas - November 8, 2018 - Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) reported a net income1 of $65 million, or $0.26 per share (basic and diluted), for the three months ended September 30, 2018, compared to a net loss of $289 million, or $1.24 per share (basic and diluted), for the comparable 2017 period. Cheniere reported net income1 of $404 million, or $1.67 per share (basic) and $1.65 per share (diluted), for the nine months ended September 30, 2018 compared to a net loss of $520 million, or $2.24 per share (basic and diluted), for the comparable 2017 period. The increases in net income were primarily due to increased income from operations as a result of additional Trains in operation at the SPL Project, decreased net income attributable to non-controlling interest, increased derivative gain, and decreased loss on modification or extinguishment of debt, partially offset by increased interest expense, net of amounts capitalized.

Consolidated Adjusted EBITDA2 for the three and nine months ended September 30, 2018 was $569 million and $2.0 billion, respectively, compared to $442 million and $1.3 billion for the comparable 2017 periods. The increase in Consolidated Adjusted EBITDA was primarily due to increased income from operations.

During the three and nine months ended September 30, 2018, 65 and 193 LNG cargoes, respectively, were exported from the SPL Project, none of which were commissioning cargoes. One cargo exported from the SPL Project and sold on a delivered basis was in transit as of September 30, 2018.

“Our focus on execution and operational excellence, coupled with favorable LNG supply and demand fundamentals, drove solid financial results again in the third quarter, and today we are raising our full year 2018 Consolidated Adjusted EBITDA and Distributable Cash Flow guidance,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “Our commercial momentum continues, with SPAs recently completed with CPC and Vitol, and today we’re pleased to announce a long-term SPA with PGNiG. These SPAs support our growth plans and solidify our position as the leader in U.S. LNG.

“As we look forward to 2019, we expect to build upon our reputation of superior execution by placing Corpus Christi Trains 1 and 2 and Sabine Pass Train 5 into service safely, ahead of schedule, and within budget, and continue to leverage our world-scale infrastructure position to commercialize and grow our LNG platform. To that end, we have finalized the Sabine Pass Train 6 EPC contract with Bechtel, and we are releasing Bechtel to commence early engineering, procurement, and construction activities for Train 6 ahead of making a Final Investment Decision.

“Today we are also raising our run rate Consolidated Adjusted EBITDA and Distributable Cash Flow guidance. The increase in these metrics is driven by increased expected run-rate LNG production, as we have identified significant incremental production potential from debottlenecking opportunities, maintenance optimization, and plant overdesign.”

LNG Volume Summary

The following table summarizes the volumes of operational and commissioning LNG that were loaded from the SPL Project and for which the financial impact was recognized on our Consolidated Financial Statements during the three and nine months ended September 30, 2018:

	Three Months Ended September 30, 2018		Nine Months Ended September 30, 2018
(in TBtu)	Operational	Commissioning	Operational	Commissioning
Volumes loaded during the current period	228	—	691	—
Volumes loaded during the prior period but recognized during the current period	3	—	43	—
Less: volumes loaded during the current period and in transit at the end of the period	(3)	—	(3)	—
Total volumes recognized in the current period	228	—	731	—
In addition, during the three and nine months ended September 30, 2018, we recognized the financial impact of 23 TBtu of LNG and 44 TBtu of LNG, respectively, on our Consolidated Financial Statements related to LNG cargoes sourced from third parties.

Summary of Financial Performance
Third Quarter 2018 Results
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Partners as of September 30, 2018 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.

Total revenues increased $416 million and $1.7 billion during the three and nine months ended September 30, 2018 as compared to the respective 2017 periods. Total operating costs and expenses increased $288 million and $1.2 billion during the three and nine months ended September 30, 2018, compared to the respective 2017 periods. The increases in revenues and total operating costs and expenses for the three and nine months ended September 30, 2018, compared to the respective 2017 periods, were primarily driven by the timing of completion of Trains at the SPL Project and the length of each Train’s operations within the periods being compared.

Selling, general and administrative expense included share-based compensation expenses of $20 million and $58 million for the three and nine months ended September 30, 2018, respectively, compared to $13 million and $38 million for the comparable 2017 periods.

Net income attributable to non-controlling interest decreased $217 million and $230 million during the three and nine months ended September 30, 2018 as compared to the three and nine months ended September 30, 2017, primarily due to the non-recurrence of non-cash amortization of the beneficial conversion feature on Cheniere Partners’ Class B units that occurred during the comparable periods in 2017, partially offset by increased consolidated net income recognized by Cheniere Partners in which the non-controlling interests are held.

Capital Resources
As of September 30, 2018, we had cash and cash equivalents of $989 million available to us. In addition, we had current and non-current restricted cash of $1.9 billion designated for the following purposes: $649 million for the SPL Project, $220 million for the CCL Project, $808 million for restricted purposes under the terms of Cheniere Partners’ credit facilities and $266 million for other restricted purposes.
Liquefaction Projects
SPL Project and CCL Project
Through Cheniere Partners, we are developing up to six natural gas liquefaction Trains at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “SPL Project”). Trains 1 through 4 are operational, Train 5 is undergoing commissioning, and Train 6 is being commercialized and has all necessary regulatory approvals in place.
We are also developing three Trains near Corpus Christi, Texas (the “CCL Project”). Train 1 is undergoing commissioning, and Trains 2 and 3 are under construction.
Our Trains are expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, potential overdesign, and debottlenecking opportunities, of approximately 4.5 mtpa of LNG per Train, and average run rate adjusted nominal production capacity of approximately 4.4 to 4.9 mtpa of LNG per Train.
Corpus Christi Stage 3
We are developing up to seven midscale liquefaction Trains adjacent to the CCL Project (“Corpus Christi Stage 3”), each with an expected nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, potential overdesign, and debottlenecking opportunities, of approximately 1.4 mtpa of LNG. The total expected nominal production capacity of the seven midscale Trains is approximately 9.5 mtpa of LNG. In June 2018, we filed an application with FERC to site, construct, and operate Corpus Christi Stage 3.
Investor Conference Call and Webcast
We will host a conference call to discuss our financial and operating results for the third quarter of 2018 on Thursday, November 8, 2018, at 10 a.m. Eastern time / 9 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.

About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of liquefied natural gas (LNG) in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with expected aggregate nominal production capacity of 36 million tonnes per annum of LNG operating or under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables Follow)

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues
LNG revenues	$1,719	$1,332	$5,327	$3,646
Regasification revenues	66	65	196	195
Other revenues	30	5	73	12
Other—related party	4	1	8	2
Total revenues	1,819	1,403	5,604	3,855

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	1,027	824	3,078	2,140
Operating and maintenance expense	170	114	457	309
Development expense	2	3	6	7
Selling, general and administrative expense	74	64	214	179
Depreciation and amortization expense	113	92	333	252
Restructuring expense	—	—	—	6
Impairment expense and loss on disposal of assets	8	9	8	15
Total operating costs and expenses	1,394	1,106	4,096	2,908

Income from operations	425	297	1,508	947

Other income (expense)
Interest expense, net of capitalized interest	(221)	(186)	(653)	(539)
Loss on modification or extinguishment of debt	(12)	(25)	(27)	(100)
Derivative gain (loss), net	23	(2)	132	(37)
Other income	15	4	32	11
Total other expense	(195)	(209)	(516)	(665)

Income before income taxes and non-controlling interest	230	88	992	282
Income tax benefit (provision)	(3)	2	(15)	1
Net income	227	90	977	283
Less: net income attributable to non-controlling interest	162	379	573	803
Net income (loss) attributable to common stockholders	$65	$(289)	$404	$(520)

Net income (loss) per share attributable to common stockholders—basic	$0.26	$(1.24)	$1.67	$(2.24)
Net income (loss) per share attributable to common stockholders—diluted	0.26	(1.24)	$1.65	$(2.24)

Weighted average number of common shares outstanding—basic	247.2	232.6	241.9	232.5
Weighted average number of common shares outstanding—diluted	250.2	232.6	244.6	232.5

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the Securities and Exchange Commission.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)

	September 30,	December 31,
	2018	2017
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$989	$722
Restricted cash	1,943	1,880
Accounts and other receivables	243	369
Accounts receivable—related party	3	2
Inventory	298	243
Derivative assets	63	57
Other current assets	131	96
Total current assets	3,670	3,369

Non-current restricted cash	—	11
Property, plant and equipment, net	26,499	23,978
Debt issuance costs, net	78	149
Non-current derivative assets	121	34
Goodwill	77	77
Other non-current assets, net	295	288
Total assets	$30,740	$27,906

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$80	$25
Accrued liabilities	987	1,078
Current debt	66	—
Deferred revenue	120	111
Derivative liabilities	96	37
Other current liabilities	1	—
Total current liabilities	1,350	1,251

Long-term debt, net	27,438	25,336
Non-current capital lease obligations	29	—
Non-current derivative liabilities	16	19
Other non-current liabilities	76	60

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value
Authorized: 480.0 million shares at September 30, 2018 and December 31, 2017
Issued: 269.7 million shares and 250.1 million shares at September 30, 2018 and December 31, 2017, respectively
Outstanding: 257.1 million shares and 237.6 million shares at September 30, 2018 and December 31, 2017, respectively	1	1
Treasury stock: 12.6 million shares and 12.5 million shares at September 30, 2018 and December 31, 2017, respectively, at cost	(396)	(386)
Additional paid-in-capital	4,009	3,248
Accumulated deficit	(4,223)	(4,627)
Total stockholders’ deficit	(609)	(1,764)
Non-controlling interest	2,440	3,004
Total equity	1,831	1,240
Total liabilities and equity	$30,740	$27,906

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the Securities and Exchange Commission.
Reconciliation of Non-GAAP Measures

Regulation G Reconciliations

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Consolidated Adjusted EBITDA represents net income (loss) attributable to Cheniere before net income attributable to the non-controlling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, as detailed in the following reconciliation. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. We believe Consolidated Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items, and items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Consolidated Adjusted EBITDA is calculated by taking net income (loss) attributable to common stockholders before net income attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and foreign currency exchange (“FX”) derivatives and non-cash compensation expense. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Distributable Cash Flow is defined as cash received, or expected to be received, from Cheniere’s ownership and interests in CQP and Cheniere Corpus Christi Holdings, LLC, cash received (used) by Cheniere’s integrated marketing function (other than cash for capital expenditures) less interest, taxes and maintenance capital expenditures associated with Cheniere and not the underlying entities. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure. Distributable Cash Flow is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP, and should be evaluated only on a supplementary basis.

Consolidated Adjusted EBITDA

The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and nine months ended September 30, 2018 and 2017 (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income (loss) attributable to common stockholders	$65	$(289)	$404	$(520)
Net income attributable to non-controlling interest	162	379	573	803
Income tax provision (benefit)	3	(2)	15	(1)
Interest expense, net of capitalized interest	221	186	653	539
Loss on modification or extinguishment of debt	12	25	27	100
Derivative loss (gain), net	(23)	2	(132)	37
Other income	(15)	(4)	(32)	(11)
Income from operations	$425	$297	$1,508	$947
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	113	92	333	252
Loss (gain) from changes in fair value of commodity and FX derivatives, net	(6)	35	96	63
Total non-cash compensation expense	22	9	55	20
Impairment expense and loss on disposal of assets	8	9	8	15
Legal settlement expense	7	—	7	—
Consolidated Adjusted EBITDA	$569	$442	$2,007	$1,297

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income (loss) attributable to common stockholders for the three and nine months ended September 30, 2018 and forecast amounts for full year 2018 and full year 2019 (in billions):

	Three Months	Nine Months
	Ended	Ended
	September 30, 2018	September 30, 2018	Full Year 2018			Full Year 2019
Net income attributable to common stockholders	$0.07	$0.40	$0.4	-	$0.5	$0.0	-	$0.2
Net income attributable to non-controlling interest	0.16	0.57	0.7	-	0.7	0.6	-	0.6
Income tax provision	0.00	0.02			0.0			0.0
Interest expense, net of capitalized interest	0.22	0.65			0.9			1.5
Depreciation and amortization expense	0.11	0.33			0.5			0.8
Other expense, financing costs, and certain non-cash operating expenses	0.01	0.03			0.0			0.1
Consolidated Adjusted EBITDA	$0.57	$2.01	$2.45	-	$2.55	$2.9		$3.2
Distributions to CQP non-controlling interest	(0.14)	(0.43)			(0.6)			(0.6)
SPL and CQP cash retained and interest expense	(0.31)	(1.08)			(1.3)			(1.5)
Cheniere interest expense, income tax and other	(0.01)	(0.03)			(0.1)			(0.3)
Cheniere Distributable Cash Flow	$0.11	$0.47	$0.5	-	$0.6	$0.6		$0.8

Note: Totals may not sum due to rounding.

We have not made any forecast of net income on a run rate basis, which would be the most directly comparable financial measure under GAAP, and we are unable to reconcile differences between run rate Consolidated Adjusted EBITDA and Distributable Cash Flow and net income.

Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Megan Light	713-375-5492
or
Media Relations
Eben Burnham-Snyder	713-375-5764